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                                                                  EXHIBIT 10.16



FEBRUARY 25, 1999

Steven B. Coburn
TeleTech
1700 Lincoln Street
14th Floor
Denver, Colorado 80203-4514

RE:  LETTER AGREEMENT

Dear Steve:

     I am writing to confirm your agreement with TeleTech Holdings, Inc. ("TeleTech") regarding the amendment of your employment agreement:

1. EFFECTIVE DATE OF THIS AGREEMENT. The Effective Date of this Agreement shall be deemed to be January 1, 1999.

2. TERM. The term of this Agreement shall be 3 years from the Effective Date ("Term").

3. JOB RESPONSIBILITIES. Your job duties and responsibilities as Chief Financial Officer with TeleTech, which are set forth more fully in your Employment Agreement, dated as of April 1, 1996 ("Employment Agreement") shall remain as provided in such Employment Agreement.

4. BASE SALARY. Subject to the terms and conditions of this Agreement, as of the Effective Date, your Annual Base Salary shall be $250,000.00.

5. BONUS. You will be eligible to receive an Annual Discretionary Bonus of up to 50% of your Annual Base Salary, of which $50,000.00 shall be guaranteed.

6. ADDITIONAL STOCK OPTIONS. You will be entitled to 120,000 additional Non-Qualified Stock Options upon the following terms and conditions:

     a.   STRIKE PRICE.  $6.00 per share;

     b. VESTING. Except as otherwise provided herein, these stock options will vest in equal monthly installments over a 3-year period, beginning as of the Effective Date, and continuing thereafter, as long as you remained employed by TeleTech.

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     c.   EXERCISE DATE.  Subject to the restrictions of the securities laws and other applicable rules and regulations, only vested stock options are exercisable. Except as otherwise provided herein, any stock options which are not vested on the date of termination of your employment for any reason shall be null, void and of no effect.

     d. STOCK PLAN. The stock options granted by this Agreement shall be subject to TeleTech's Stock Plan as may be amended from time-to-time.

     e. CHANGE OF CONTROL. In the event of a Change of Control, all of your unvested stock options (including any unvested stock options previously granted to you pursuant to the TeleTech Holdings, Inc. Non-Qualified Stock Option Agreement dated as of September 7, 1995 (the "Non-Qualified Stock Option Agreement"), as well as any unvested options granted to you pursuant to this Agreement) will immediately vest and become exercisable. The meaning of "Change of Control" shall be as set forth in EXHIBIT 1 attached hereto.

     f. NOTICE OF INTENT TO EXERCISE TELETECH OPTIONS OR SELL TELETECH SHARES. Prior to exercising any vested options or selling any shares owned by you, you must give TeleTech written notice that you intend to do so.

7. ADDITIONAL FRINGE BENEFITS. You will receive health insurance, vacations and other employee benefits that are generally made available to executive employees. In addition, you shall receive life insurance benefits in amounts not less than $4,000,000.00.

8. OTHER EXISTING AGREEMENTS. Except for those provisions which have been deleted or modified on the copies attached as Exhibits hereto or as provided herein, and except as otherwise specifically inconsistent with the provisions of this Agreement, the parties hereto reaffirm their agreement to and the effectiveness of the following agreements:

     A. The Letter Agreement dated as of September 5, 1995, which is attached hereto as EXHIBIT 2;

     B. The Employment Agreement dated as of April 1, 1996, which is attached hereto as EXHIBIT 3, (except for paragraph 13.4, which shall be replaced with the following language: "The Arbitrator's fees shall be borne by the Company. Notwithstanding the above, the Arbitrator shall have the discretion to require the losing party to reimburse the prevailing party for the Arbitrator's fees paid by the prevailing party");

     C. The TeleTech Holdings, Inc. Non-Qualified Stock Option Agreement dated as of September 7, 1995, which is attached hereto as EXHIBIT 4 (the "Non-Qualified Stock Option Agreement");

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     D.   The Special Release and Covenant executed in 1996, which is attached hereto as EXHIBIT 5, and which you expressly ratify and affirm as in full force and effect as of the date that you execute this Agreement;

     E. The Agreement for At-Will Employment dated as of June 21, 1996, which is attached hereto as EXHIBIT 6;

     F. The Arbitration Agreement dated as of June 22, 1995, which is attached hereto as EXHIBIT 7 (except for paragraph 10.2, which shall be replaced with the following language: "The Arbitrator's fees shall be borne by the Company. Notwithstanding the above, the Arbitrator shall have the discretion to require the losing party to reimburse the prevailing party for the Arbitrator's fees paid by the prevailing party");

     G. The Employee Proprietary Information and Invention Agreement dated as of June 6, 1995, which is attached hereto as EXHIBIT 8;

     H. The Confidentiality Agreement dated as of January 10, 1996, which is attached hereto as EXHIBIT 9; and

     I. The miscellaneous agreements executed by you in connection with your employment, which are attached hereto as EXHIBIT 10.

     Each of these agreements shall be deemed to be incorporated into this Agreement by reference.

9. PAST COMPENSATION. You agree that, except for compensation due to you under this Agreement, the Non-Qualified Stock Options due to you under the terms and conditions and vesting schedules of the Non-Qualified Stock Option Agreement and any unused vacation time, you are owed no additional compensation of any type whatsoever for any period prior to and up to the Effective Date.

10. SEVERANCE IN THE EVENT OF TERMINATION BY TELETECH WITHOUT CAUSE. In the event that you are terminated by TeleTech without cause (i.e., for any reason other than for the reasons specifically identified as Termination "For Cause" in paragraph 11 hereof), you shall receive severance benefits equal to: (a) 6 months of your Annual Base Salary (i.e., $125,000.00); and
     (b) a 6-month pro-rata share of all of the Annual Discretionary Bonus for which you are eligible (i.e., $62,500.00); and (c) the immediate vesting of any stock options that are scheduled to vest in accordance with the vesting schedules of the Non-Qualified Stock Option Agreement and this Agreement within 13 months after the date of your termination. In this regard, you agree to execute a reasonable and mutually agreeable separation agreement and mutual release and other related documents in connection with

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     your receipt of the severance benefits contained herein.

11. TERMINATION "FOR CAUSE." For purposes of this Agreement, termination by TeleTech "For Cause" shall be deemed to consist of the following: (a) the willful refusal to perform your duties as Chief Financial Officer; (b) the breach of this Agreement; (c) fraud, theft, embezzlement, conviction of a felony (or a misdemeanor resulting or intended to result in gain or personal enrichment at the expense of TeleTech); or (d) violations of any laws or regulations in the conduct of TeleTech's business or on TeleTech's premises.

12. AT-WILL EMPLOYMENT. You agree that your employment at TeleTech as of and after the Effective Date of this Agreement shall be "At-Will" and may be terminated by either Party at any time with or without notice and with or without cause. Nothing contained herein or otherwise shall be deemed to be a commitment to or guarantee of future employment.

13. RELEASE OF CLAIMS. Except as otherwise provided in this Agreement, for and in consideration of the benefits provided herein and your continued employment hereunder, you on behalf of yourself and any heirs and dependents, executors, administrators and assigns hereby release and discharge TeleTech and any of its shareholders, officers, directors, partners, employees, agents, contractors, attorneys, assigns, parent companies, subsidiary companies, affiliates, predecessors-in-interest, successors and assigns (hereinafter, "Releasees") from any and all rights, claims, causes of action, liability, damages, attorney?s fees and costs of any kind or nature, whether known or unknown, which you ever had or now have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter occurring up to and including the date of this agreement and arising out of, connected with
     or incidental to your employment with TeleTech.   FOR PURPOSES OF THIS
     SECTION, YOU ACKNOWLEDGE THAT THIS RELEASE OF CLAIMS IS EFFECTIVE AS OF THE DATE OF EXECUTION HEREOF and not as of the Effective Date as defined herein.

13. MISCELLANEOUS.

     a. The parties agree that this Agreement is fair and reasonable and has been entered into freely and voluntarily after good faith, arms length negotiations.

     b. You agree that you have been advised to seek independent counsel regarding the terms and conditions and the negotiation of this Agreement.

     c. You agree that you are the owner of any claims, etc. released by this Agreement and that you have not assigned any claims, etc. related to TeleTech to anyone.

     d. The parties agree that, in entering into this Agreement, they have not relied upon any representations, warranties, promises and/or any conditions made

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          by the other party which are not specifically set forth in this
          Agreement.

     e.   This Agreement will be governed by Colorado law.

     f.   This Agreement was negotiated and drafted jointly.

     g. This Agreement, including the Exhibits, contains the entire agreement between the parties relating to its subject matter, supersedes all prior agreements, negotiations, and oral understandings, if any, and may not be amended, supplemented, or discharged, except by an instrument in writing signed by each of the parties.













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     h.   The parties agree that there are no collateral oral agreements between them with respect to the subject matter of this Agreement, or otherwise.

ACCEPTED AND AGREED TO:

                              TELETECH

                               /s/ Kenneth D. Tuchman
                              --------------------------------------
                              KENNETH D. TUCHMAN
                              PRESIDENT AND
                              CHIEF EXECUTIVE OFFICER

                               /s/ Steven B. Coburn
                              --------------------------------------
                              STEVEN B. COBURN










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                                   EXHIBIT 1
                              CHANGE OF CONTROL

    For purposes of this Agreement, "Change of Control" shall mean the any of the following:

          (i) any consolidation, merger or other similar transaction (A) involving TeleTech, if TeleTech is not the continuing or surviving corporation, or (B) which contemplates that all or substantially all of the business and/or assets of TeleTech will be controlled by another corporation;

          (ii) any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of TeleTech;

          (iii) approval by the stockholders of TeleTech of any plan or proposal for the liquidation or dissolution of TeleTech, unless such plan or proposal is abandoned within 60 days following such approval;

          (iv) the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the outstanding shares of voting stock of TeleTech; provided, however, that for purposes of the foregoing, "person" excludes Kenneth D. Tuchman and his affiliates; or

          (v) if, during any period of 15 consecutive calendar months commencing on the date of this Agreement, those individuals (the "CONTINUING DIRECTORS") who either (A) were directors of TeleTech on the first day of each such period, or (B) subsequently became directors of TeleTech and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of TeleTech, cease to constitute a majority of the board of directors of TeleTech.





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